Exhibit 99.1
McKESSON REPORTS FISCAL 2006 FIRST-QUARTER RESULTS
•	Revenues of $21.1 billion, up 10%.

•	Net income of $171 million, including a $52 million net pre-tax charge to increase the securities litigation reserve, and diluted EPS of 55 cents.

•	Net income of $206 million, up 26%, and diluted EPS of 66 cents, up 20%, excluding the securities litigation charge.

•	Cash flow from operations of $637 million compared to $111 million a year ago.

•	Fiscal 2006 outlook: diluted EPS of $2.25 to $2.40 per share, excluding adjustments to securities litigation reserve.
SAN FRANCISCO, July 27, 2005 — McKesson Corporation (NYSE: MCK) today reported that revenues for the first quarter ended June 30, 2005, were $21.1 billion, an increase of 10%. First-quarter net income was $171 million, including a $52 million net pre-tax charge to increase the company’s securities litigation reserve, compared to $164 million a year ago, and diluted earnings per share was 55 cents, the same as a year ago. Excluding the impact of the securities litigation charge, diluted earnings per share was 66 cents, an increase of 20%.
     “McKesson’s strong momentum from the second half of Fiscal 2005 is continuing into the first quarter of Fiscal 2006,” said John H. Hammergren, chairman and chief executive officer. “Our results reflect further progress in Pharmaceutical Solutions and outstanding first quarter results in Provider Technologies. More efficient inventory management in our pharmaceutical distribution business combined with improving financial performance in all of our segments continued to drive increasing operating cash flow. For the quarter, operating cash flow was $637 million, including a $143 million payment from the U.K. National Health Service, compared to $111 million in the first quarter a year ago.”

Segment Results
          “For the quarter, Pharmaceutical Solutions revenues were up 10%, reflecting the continued impact of new distribution agreements that took effect in Fiscal 2005, revenue growth in our Canadian operations and the expected slowing in the growth rate of customer warehouse sales. Sales of generics were up 26% in the quarter. Pharmaceutical Solutions revenue growth will slow to market rates adjusted for our mix of business once we fully lap the implementations of our new agreements in the second and third quarters of this year.”
          “Pharmaceutical Solutions operating profit was up 4%, reflecting the growth in revenues and increased mix of generics, offset by increases in operating expenses. As previously announced, quarterly operating profit benefited from a $51 million settlement of an antitrust class action lawsuit involving a pharmaceutical manufacturer compared to a similar settlement of $41 million in the first quarter a year ago. We are focused on improving sell margins to customers and continue to see signs of stability in these margins. We have addressed the challenges in U.S. pharmaceutical distribution and now have a business that is more predictable and requires a lower level of inventory investment.”
          “Medical-Surgical Solutions revenue was up 5%, while operating profit was flat in the quarter. We have signed distribution agreements with more flu vaccine manufacturers than any other distributor, and our pre-season bookings of flu vaccine orders have been very strong. We continue to have a positive outlook for this business.”
          “Provider Technologies had an excellent quarter, with revenues up 17%. Operating profit more than doubled. Software and software systems revenues were up 22%, driven by increased sales and implementations of clinical and imaging solutions and automation systems revenues. We are clearly gaining momentum in this business. We have the leading position in key clinical product areas, we have changed the game in automation and medication safety, and we are seeing an expanding market for our clinical solutions.”

Outlook
          “Based on our first-quarter results and the continued progress in our business, for the fiscal year ending March 31, 2006, McKesson expects to earn between $2.25 and $2.40 per fully diluted share, excluding adjustments to the securities litigation reserve,” Hammergren said.
          “Turning to the balance sheet, we ended the quarter with $2.4 billion in cash. We continue to expect that cash flow from operations will exceed $1 billion for the full fiscal year. Our strong balance sheet and significant operating cash flow, combined with our improving financial performance, enables us to pursue various avenues to create shareholder value.”
          “During the quarter, we announced two strategic acquisitions. The pending acquisition of D&K Healthcare will expand the Pharmaceutical Solutions presence in community pharmacy, a key category of customers who are the prime outlet for our higher-margin proprietary generics programs. We were pleased to have received early termination of the Hart-Scott-Rodino waiting period from the Federal Trade Commission for our transaction, and are proceeding with our tender offer. Our pending acquisition of Medcon will strengthen our market-leading position in enterprise imaging software by adding one of the most highly rated cardiology imaging solutions to our McKesson Provider Technologies product offering. Both acquisitions should be accretive to earnings per share in Fiscal 2007.”
          “During the quarter, we also repurchased $66 million of McKesson shares, and now have approximately $143 million remaining on our current $250 million authorization. Earlier today, the Board of Directors approved a regular quarterly dividend of six cents per share.”
          “In the future, we plan to continue to apply a portfolio approach to shareholder value creation — a mix of acquisitions, share repurchases and dividends,” Hammergren concluded.

Securities Litigation Update
          On June 9, the company announced it had received an order from Judge Ronald M. Whyte denying “without prejudice” preliminary approval of the previously announced proposed settlement of the consolidated class action pending in the U.S. District Court for the Northern District of California. The order expressed the court’s objection to two non-monetary provisions of the settlement. McKesson and the Lead Plaintiff in the action have submitted a revised settlement agreement that both sides believe fully addresses the court’s objections.
          McKesson has now settled six of the additional cases not included in the consolidated class action. Based on the settlements reached and the company’s current assessment of the remaining cases, the company recorded a $52 million net pre-tax charge in the quarter.
Corporate Highlights
          The first quarter included the following news at the company:
•	All 16 hospitals named to the 2005 Honor Roll of Best Hospitals by U.S. News & World Report are customers of McKesson, as are 88 of the 100 Most Wired Hospitals in the United States. Nine of the hospitals on the U.S. News Honor Roll are customers of two or more units of McKesson.

•	More than 1,200 customers representing more than 3,000 community pharmacies attended the annual McKesson Trade Show in Washington, D.C, July 7-10. The show highlights the company’s offering to these customers, including retail automation, proprietary generics programs and pharmacy information systems. This year’s show also featured McKesson’s Health Across America tour vehicle which visited 26 cities offering free health screenings to thousands of people in the weeks leading up to the show.

•	McKesson completed the launch of the Pennsylvania Medicaid disease management program, covering 267,000 Medicaid recipients.

•	McKesson signed a definitive agreement to sell McKesson BioServices to Fisher Scientific, Inc., for approximately $62 million. The sale should produce an after-tax gain of approximately $13 million in the second quarter.

•	McKesson Medical-Surgical signed a distribution agreement with GlaxoSmithKline Corporation to distribute Fluarix(R) influenza vaccine. Under the terms of the agreement, McKesson will be one of two distributors to supply Fluarix influenza vaccine in the United States, once cleared by the U.S. Food & Drug Administration (FDA). It is anticipated that Fluarix will be licensed in the U.S. for the upcoming 2005 influenza season, if it is approved by the FDA on an accelerated basis.

•	On June 23, McKesson announced that the United Kingdom’s National Health Service (NHS) has extended its contract with the company to implement an integrated Electronic Staff Record system for managing human resources and payroll for 1.4 million employees across approximately 650 NHS trusts (healthcare facilities). The extension brings the contract term to 12.75 years. The extension also included a cash payment of GBP 78.8 million (approximately US$143 million) from the NHS to McKesson, primarily for its investment in the project to date, which was received during the quarter.

•	Duke University Hospital completed its hospital-wide installation of Horizon Expert Orders™. In a little more than nine months’ time, the implementation is fully in use across all specialties in the adult hospital. With more than 1,800 clinicians, including 500 physicians, now using the system, Duke averages 14,000 orders per day, with a total of more than 1.8 million orders entered in the system since last fall.

•	During the quarter, McKesson Provider Technologies signed a five-year agreement with Vanguard Health System to implement a full range of Horizon Clinicals® solutions across 13 facilities in Phoenix, Chicago and San Antonio. The project, which will focus on the standardization of care delivery as well as physician IT adoption and medication safety, is designed to enhance the quality of patient care and market competitiveness for its local facilities.

•	McKesson Provider Technologies also signed a new agreement with Baptist Memorial Health Care in Memphis, Tenn., which selected McKesson to implement Horizon Clinicals across its six largest area hospitals. McKesson will deliver a comprehensive clinical solution, including Web-based access to patient information, electronic patient charting at the bedside and electronic health records. With the goal of enhancing quality and communication among caregivers, the project builds on existing McKesson systems, including medication safety solutions that include robotics and automated dispensing cabinets, medical imaging, revenue cycle, and resource management.

•	McKesson redeemed its $206 million outstanding 5% Convertible Junior Subordinated Debentures due June 1, 2027, the proceeds of which were used by McKesson Financing Trust to simultaneously redeem its outstanding 5% Trust Convertible Preferred Securities. The redemption resulted in the issuance of approximately 5.4 million new common shares.

Risk Factors
          Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: the resolution or outcome of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including the impact of potential future mandated benefits; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental efforts to regulate the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s software and software system products, or the slowing or deferral of demand for these products; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); foreign currency fluctuations; and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.

          A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
          McKesson Corporation (NYSE: MCK) is a Fortune 15 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 172-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
CONTACT:
Larry Kurtz, 415-983-8418
(Investors and Financial Press)
larry.kurtz@mckesson.com
Kate Rohrbach 415-983-9023
(Business and Trade Media)
kate.rohrbach@mckesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended June 30,
	FY06	FY05	Chg.
Revenues	$21,058	$19,175	10%
Cost of sales	20,133	18,326	10

Gross profit	925	849	9

Operating expenses	612	589	4
Securities Litigation charge	52	—	—

Total operating expenses	664	589	13

Operating income	261	260	—

Other income	28	15	87

Interest expense	(25)	(30)	(17)

Income from continuing operations before income taxes	264	245	8

Income taxes	(94)	(82)	15

Income from continuing operations	170	163	4

Discontinued operations	1	1	—

Net income	$171	$164	4%

Earnings per common share
Diluted (1) (2)	$0.55	$0.55	—%
Basic	$0.57	$0.56	2%
Shares on which earnings per common share were based
Diluted	313	300	4%
Basic	302	291	4%

(1)	For the quarters ended June 30, 2005 and 2004, interest expense, net of related income taxes, of approximately $1 million and $2 million has been added to net income for purposes of calculating diluted earnings per share. This adjustment reflects the impact of the Company’s potentially dilutive obligations that were outstanding during the quarter.

(2)	Diluted earnings per share, excluding the Securities Litigation charge, is as follows:

	Quarter Ended June 30,
	FY06	FY05	Chg.
Net income — as reported	$171	$164	4%

Exclude: Securities Litigation charge	52	—	—
Estimated income tax benefit	(17)	—	—

	35	—	—

Net income, excluding Securities Litigation charge	$206	$164	26%

Diluted earnings per common share, excluding Securities Litigation charge	$0.66	$0.55	20%

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED OPERATING INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended June 30,
	FY06	FY05	Chg.
REVENUES
Pharmaceutical Solutions
U.S. Healthcare direct distribution & services	$12,351	$11,000	12%
U.S. Healthcare sales to customers’ warehouses	6,126	5,916	4

Subtotal	18,477	16,916	9
Canada distribution & services	1,487	1,252	19

Total Pharmaceutical Solutions	19,964	18,168	10

Medical—Surgical Solutions	744	707	5

Provider Technologies
Software & software systems	62	51	22
Services	254	222	14
Hardware	34	27	26

Total Provider Technologies	350	300	17

Revenues	$21,058	$19,175	10

GROSS PROFIT
Pharmaceutical Solutions	$594	$557	7
Medical—Surgical Solutions	169	159	6
Provider Technologies	162	133	22

Gross profit	$925	$849	9

OPERATING EXPENSES
Pharmaceutical Solutions	$300	$273	10
Medical—Surgical Solutions	141	131	8
Provider Technologies	133	120	11
Corporate	38	65	(42)

Subtotal	612	589	4
Securities Litigation charge	52	—	—

Operating expenses	$664	$589	13

OTHER INCOME
Pharmaceutical Solutions	$8	$6	33
Medical—Surgical Solutions	1	1	—
Provider Technologies	2	1	100
Corporate	17	7	143

Other income	$28	$15	87

OPERATING PROFIT
Pharmaceutical Solutions	$302	$290	4
Medical—Surgical Solutions	29	29	—
Provider Technologies	31	14	121

Operating profit	362	333	9
Corporate	(21)	(58)	(64)
Securities Litigation charge	(52)	—	—

Income from continuing operations before interest expense and income taxes	$289	$275	5%

STATISTICS
Operating profit as a % of revenues
Pharmaceutical Solutions	1.51%	1.60%	(9	) bp
Medical—Surgical Solutions	3.90%	4.10%	(20)
Provider Technologies	8.86%	4.67%	419
Return on Stockholders’ Equity (1)	(2.8%)	13.1%

(1)	Ratio is computed as the sum of net income (loss) for the last four quarters, divided by the average of stockholders’ equity for the last five quarters. Ratio includes the $810 million and $35 million after-tax Securities Litigation charges recorded in the third quarter of 2005 and the first quarter of 2006.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	June 30,	March 31,
	2005	2005
ASSETS
Current Assets
Cash and equivalents	$2,409	$1,800
Marketable securities available for sale	9	9
Receivables, net	5,782	5,721
Inventories	7,228	7,495
Prepaid expenses and other	317	337

Total	15,745	15,362

Property, Plant and Equipment, net	628	616
Capitalized Software Held for Sale	128	130
Notes Receivable	161	163
Goodwill and Other Intangibles	1,534	1,529
Other Assets	933	975

Total Assets	$19,129	$18,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$8,762	$8,733
Deferred revenue	573	593
Current portion of long-term debt	8	9
Securities Litigation	1,221	1,200
Other	1,245	1,257

Total	11,809	11,792

Postretirement Obligations and Other Noncurrent Liabilities	593	506
Long-Term Debt	992	1,202
Stockholders’ Equity	5,735	5,275

Total Liabilities and Stockholders’ Equity	$19,129	$18,775

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Quarter Ended June 30,
	FY06	FY05
OPERATING ACTIVITIES
Income from Continuing Operations	$170	$163
Adjustments to Reconcile to Net Cash Provided By (Used In) Operating Activities:
Depreciation and amortization	64	61
Securities Litigation charge, net of tax	35	—
Securities Litigation payments	(31)	—
Deferred taxes	33	107
Other non-cash items	(1)	1

Total	270	332

Effects of Changes In:
Receivables	(23)	(92)
Inventories	262	(636)
Accounts and drafts payable	48	670
Deferred revenue	129	(35)
Taxes	35	(49)
Proceeds from Sale of Notes Receivables	—	21
Other	(84)	(100)

Total	367	(221)

Net cash provided by operating activities	637	111

INVESTING ACTIVITIES
Property Acquisitions	(44)	(22)
Capitalized Software Expenditures	(32)	(36)
Acquisitions of Businesses, Less Cash and Short-Term Investments Acquired	(8)	(37)
Other	(7)	16

Net cash used in investing activities	(91)	(79)

FINANCING ACTIVITIES
Proceeds from Issuance of Debt	—	23
Repayment of Debt	(11)	(13)
Capital Stock Transactions:
Issuances	155	83
Share repurchases	(66)	—
ESOP notes and guarantees	3	13
Dividends paid	(18)	(18)
Other	—	9

Net cash provided by financing activities	63	97

Net Increase in Cash and Equivalents	609	129
Cash and Equivalents at Beginning of Period	1,800	708

Cash and Equivalents at End of Period	$2,409	$837